Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Veeva Systems Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-191760, 333-194639, 333-203159, 333-210509, 333-217040, 333-224040, 333-230579, and 333-237492) on Form S-8 of Veeva Systems Inc. of our report dated March 30, 2021, with respect to the consolidated balance sheets of Veeva Systems Inc. as of January 31, 2021 and 2020, the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2021, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 31, 2021, which report appears in the January 31, 2021 annual report on Form 10-K of Veeva Systems Inc.

Our report on the consolidated financial statements contains an explanatory paragraph that states the Company has changed its method of accounting for leases as of February 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Santa Clara, California
March 30, 2021